Exhibit 99.1

The financial results and related financial information of UDR, Inc. (the “Company” or “UDR”) for the quarter and year ended December 31, 2019 are as follows:

Fourth Quarter 2019 Highlights:

•	Net income per share was $0.33, Funds from Operations (“FFO”) per share was $0.46, FFO as Adjusted (“FFOA”) per share was $0.54, and Adjusted FFO (“AFFO”) per share was $0.48.
•

Net income attributable to common stockholders was $96.9 million as compared to $81.2 million in the prior year period. The increase was primarily due to net operating income (“NOI”) growth and higher gains on the sale of unconsolidated investments.

•	Year-over-year (“YOY”) same-store (“SS”) revenue, expense and NOI growth was 3.3 percent, 1.3 percent and 4.1 percent, respectively.
•

The Company’s operating margin (property NOI divided by property rental income) was 71.1 percent as compared to 70.8 percent in the prior year period. The continued implementation of the Company’s Next Generation Operating Platform drove SS controllable operating margin expansion of 60 basis points YOY to 84.8 percent, and reduced SS controllable expenses by 0.6 percent YOY.

•	Simplified the Company’s structure by closing a previously announced $1.8 billion transaction to halve the size of the UDR/MetLife Joint Venture in an accretive manner.
•	Invested $115.0 million in Brio, a 259-home Developer Capital Program community in Bellevue, WA.
•

Subsequent to quarter end, the Company acquired The Slade at Channelside, a 294-home community in Tampa, FL, for $85.2 million and closed on the acquisition of The Arbory, a 276-home Developer Capital Program community in suburban Portland, OR, pursuant to its option and for a cash outlay of $53.9 million.

Full-Year 2019 Highlights:

•	Net income per share was $0.63, FFO per share was $2.03, FFOA per share was $2.08, and AFFO per share was $1.92.
•	Net income attributable to common stockholders was $180.9 million as compared to $199.2 million in the prior year period. The decrease was primarily due to lower gains on the sale of real estate.
•	YOY SS revenue, expense and NOI growth was 3.6 percent, 2.5 percent and 4.0 percent, respectively.
•

The Company’s operating margin (property NOI divided by property rental income) was 71.0 percent as compared to 70.7 percent in the prior year period. The Company’s Next Generation Operating Platform drove controllable operating margin expansion of 50 basis points YOY to 84.6 percent, and limited SS controllable expense growth to 0.9 percent YOY.

•	Installed SmartHome technology in 30,370 homes, or 60 percent of total homes, as of year-end.
•	Accretively grew the Company through $1.8 billion of acquisitions with significant operating/investment upside in markets targeted for expansion.
•	Simplified the Company’s structure by winding down the UDR/Kuwait Finance House (“KFH”) JV and halving the size of the UDR/MetLife JV in an accretive manner.
•	Funded accretive external growth with premium valued equity by issuing approximately 15.8 million common shares at a weighted average net price of $45.85 for proceeds of $725.6 million.
•

Issued $1.1 billion of long-duration unsecured debt (including a $300.0 million “green bond”) at a weighted average 3.2 percent interest rate, and prepaid $700.0 million of unsecured debt at a weighted average 4.2 percent interest rate.

	Q4 2019	Q4 2018	FY 2019	FY 2018
Net income per common share, diluted	$0.33	$0.30	$0.63	$0.74
Conversion from GAAP share count	(0.026)	(0.028)	(0.052)	(0.069)
Net gain on the sale of depreciable real estate owned, incl. JVs	(0.360)	(0.221)	(0.402)	(0.459)
Cumulative effect of change in accounting principle	-	-	-	(0.007)
Depreciation and amortization, including JVs	0.489	0.411	1.793	1.653
Noncontrolling interests and preferred dividends	0.026	0.028	0.060	0.075
FFO per common share and unit, diluted	$0.46	$0.49	$2.03	$1.93
Cost associated with debt extinguishment and other	0.073	0.010	0.095	0.012
Promoted interest on settlement of note receivable, net of tax	-	-	(0.021)	-
Legal and other costs	-	0.001	0.012	0.005
Net gain on the sale of non-depreciable real estate owned	-	-	(0.017)	-
Unrealized (gain)/loss on unconsolidated investments, net of tax	0.000	-	(0.011)	-
Joint venture development success fee	-	-	(0.012)	-
Severance costs and other restructuring expense	0.000	0.000	0.001	0.000
Casualty-related charges/(recoveries), including JVs, net	0.005	(0.001)	0.001	0.008
FFOA per common share and unit, diluted	$0.54	$0.50	$2.08	$1.96
Recurring capital expenditures	(0.057)	(0.042)	(0.164)	(0.158)
AFFO per common share and unit, diluted	$0.48	$0.46	$1.92	$1.80

Definitions and a reconciliation of FFO, FFOA and AFFO to GAAP Net income attributable to common stockholders can be found at the end of this filing.

Operations

In the fourth quarter, total revenue increased by $37.2 million year-over-year, or 13.9 percent, to $304.8 million. This increase was primarily attributable to growth in revenue from operating and acquisition communities.

In the fourth quarter, same-store NOI increased 4.1 percent year-over-year, driven by same-store revenue growth of 3.3 percent and same-store expense growth of 1.3 percent. Weighted average same-store physical occupancy increased by 10 basis points to 96.9 percent versus the prior year period. The fourth quarter annualized rate of turnover decreased by 60 basis points to 40.2 percent versus the prior year period.

Summary of Same-Store Results Fourth Quarter 2019 versus Fourth Quarter 2018

Region	Revenue Growth	Expense Growth/ (Decline)	NOI Growth/ (Decline)	% of Same‑Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	4.2%	(0.1)%	5.5%	46.3%	96.6%	13,942
Mid-Atlantic	3.0%	1.7%	3.5%	23.1%	97.3%	9,877
Southeast	3.2%	2.6%	3.5%	12.6%	96.9%	7,683
Northeast	1.3%	9.7%	(2.5)%	11.8%	96.9%	2,840
Southwest	3.1%	(8.7)%	10.9%	6.2%	96.8%	3,835
Total	3.3%	1.3%	4.1%	100.0%	96.9%	38,177

(1)Based on Q4 2019 SS NOI.

(2)Weighted average same-store occupancy for the quarter.

(3)During the fourth quarter, 38,177 apartment homes were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

In the fourth quarter, sequential same-store NOI increased by 1.1 percent, driven by a same-store revenue decrease of 0.3 percent and a same-store expense decrease of 3.7 percent. Weighted average same-store physical occupancy remained at 96.9 percent sequentially.

For the twelve months ended December 31, 2019, total revenue increased by $105.3 million year-over-year, or 10.1 percent, to $1.2 billion. This increase was primarily attributable to growth in revenue from operating and acquisition communities.

For the twelve months ended December 31, 2019, same-store NOI increased 4.0 percent year-over-year, driven by same-store revenue growth of 3.6 percent and same-store expense growth of 2.5 percent. Weighted average same-store physical occupancy remained at 96.9 percent versus the prior year period. The full-year rate of turnover decreased by 20 basis points year-over-year to 49.6 percent.

Summary of Same-Store Results Full-Year 2019 versus Full-Year 2018

Region	Revenue Growth	Expense Growth/ (Decline)	NOI Growth/ (Decline)	% of Same-Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	4.4%	2.2%	5.1%	46.6%	96.6%	13,942
Mid-Atlantic	3.2%	1.5%	3.9%	23.1%	97.4%	9,877
Southeast	3.7%	3.4%	3.8%	12.9%	96.8%	7,683
Northeast	2.1%	7.4%	(0.3)%	12.1%	97.0%	2,840
Southwest	2.7%	(2.1)%	6.0%	5.3%	97.0%	3,617
Total	3.6%	2.5%	4.0%	100.0%	96.9%	37,959

(1)Based on FY 2019 NOI.

(2)Weighted average same-store physical occupancy for FY 2019.

(3)For the twelve months ended December 31, 2019, 37,959 apartment homes were classified as same-store. The Company defines YTD SS Communities as those communities stabilized for two full consecutive calendar years. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

Wholly Owned Transactional Activity

Subsequent to quarter end, the Company acquired The Slade at Channelside, a 294-home community in Tampa, FL, for $85.2 million or $290,000 per home. At the time of the acquisition, the community had average monthly revenue per occupied home of $1,898, occupancy of 92 percent and was 11 years old.

Joint Venture Transactional Activity

During the quarter, the Company closed on a previously announced $1.8 billion transaction with MetLife, whereby the Company acquired the approximately 50 percent interest not previously owned in 10 UDR/MetLife JV operating communities, one community under development and four development land sites, valued at $1.1 billion, or $564.2 million at UDR’s share; and sold its approximately 50 percent ownership interest in five UDR/MetLife JV communities valued at $645.8 million, or $322.9 million at UDR’s share, to MetLife.

Development Activity

At the end of the fourth quarter, the Company’s development pipeline totaled $278.5 million and was 25 percent funded.

During the quarter, the Company commenced the construction of Dublin, a 220-home community in Dublin, CA. Dublin has a total budgeted cost of $117.0 million, or $531,800 per home, and is expected to be completed during the second quarter of 2022.

Developer Capital Program (“DCP”) Activity

At the end of the fourth quarter, the Company’s DCP investments, including accrued return, totaled $405.3 million.

During the quarter, the Company invested $115.0 million into Brio, a 259-home community in lease-up in Bellevue, WA, at a 4.75 percent interest rate through a secured note. The Company has a $170.0 million fixed price purchase option to acquire the community in 2021.

Subsequent to quarter end, the Company closed on the acquisition of the Arbory pursuant to its option, acquiring the approximately 51 percent interest it did not own from its West Coast Development Joint Venture. The Arbory is a 276-home community completed in 2018 in suburban Portland, OR. The cash outlay for the acquisition totaled $53.9 million, including the payoff of debt, and the Company’s blended all-in investment in the community was $72.3 million. At the time of acquisition, average monthly revenue per occupied home was $1,545 and occupancy was 94 percent.

Capital Markets and Balance Sheet Activity

During the fourth quarter, the Company,

•

Settled all 1.3 million common shares sold under its previously announced forward sales agreement at a forward price per share of $47.41 for net proceeds of $63.5 million. Uses of proceeds include external growth opportunities and general corporate purposes.

•

Issued $400.0 million of unsecured debt at a weighted average effective interest rate of 3.1 percent with a weighted average years to maturity of 13.9 years. $300.0 million of this debt qualified as a “green bond” and represented the Company’s first use of this ESG-friendly product.

•	Prepaid $400.0 million of 4.6 percent unsecured debt. The make-whole amount totaled approximately $22.0 million.

At December 31, 2019, the Company had approximately $866.5 million of liquidity through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness as of December 31, 2019 was $4.7 billion. The Company ended the quarter with fixed‑rate debt representing 92.0 percent of its total debt, a total blended interest rate of 3.43 percent and a weighted average years to maturity of 7.1 years.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the fourth quarter of 2019 in the amount of $0.3425 per share. The dividend was paid in cash on
January 31, 2020 to UDR common stock shareholders of record as of January 10, 2020. The fourth quarter 2019 dividend represented the 189th consecutive quarterly dividend paid by the Company on its common stock.

The Company’s Board of Directors has announced a 2020 annualized dividend per share of $1.44, a 5.1 percent increase over 2019.

Forward-Looking Statements

Certain statements made in this filing may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward‑looking statements. Such factors include, among other things, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning the availability of capital and the stability of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments and redevelopments, delays in completing lease-ups on schedule or at expected rent and occupancy levels, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning joint ventures and partnerships with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this filing, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

UDR, Inc.

Consolidated Statements of Operations

(Unaudited) (1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2019	2018	2019	2018

REVENUES:
Rental income	$ 302,745	$ 264,732	$ 1,138,138	$ 1,035,105
Joint venture management and other fees (2)	2,073	2,935	14,055	11,754
Total revenues	304,818	267,667	1,152,193	1,046,859

OPERATING EXPENSES:
Property operating and maintenance	47,245	42,949	178,947	169,078
Real estate taxes and insurance	40,264	34,371	150,888	133,912
Property management	8,703	7,280	32,721	28,465
Other operating expenses	2,800	3,952	13,932	12,100
Real estate depreciation and amortization	143,464	106,469	501,257	429,006
General and administrative	14,531	10,955	51,533	46,983
Casualty-related charges/(recoveries), net	1,316	(243)	474	2,121
Other depreciation and amortization	1,713	1,616	6,666	6,673
Total operating expenses	260,036	207,349	936,418	828,338

Gain/(loss) on sale of real estate owned	-	65,897	5,282	136,197
Operating income	44,782	126,215	221,057	354,718

Income/(loss) from unconsolidated entities (3) (4)	118,486	36	137,873	(5,055)
Interest expense	(37,124)	(35,334)	(141,323)	(130,869)
Cost associated with debt extinguishment and other	(23,311)	(2,892)	(29,594)	(3,299)
Total interest expense	(60,435)	(38,226)	(170,917)	(134,168)
Interest income and other income/(expense), net (5)	2,406	1,660	15,404	6,735

Income/(loss) before income taxes	105,239	89,685	203,417	222,230
Tax (provision)/benefit, net (3) (5)	(2)	(70)	(3,838)	(688)

Net Income/(loss)	105,237	89,615	199,579	221,542
Net (income)/loss attributable to redeemable noncontrolling interests in the OP and DownREIT Partnership (6)	(7,235)	(7,396)	(14,426)	(18,215)
Net (income)/loss attributable to noncontrolling interests	(43)	(80)	(188)	(221)

Net income/(loss) attributable to UDR, Inc.	97,959	82,139	184,965	203,106
Distributions to preferred stockholders - Series E (Convertible)	(1,031)	(971)	(4,104)	(3,868)

Net income/(loss) attributable to common stockholders	$ 96,928	$ 81,168	$ 180,861	$ 199,238

Income/(loss) per weighted average common share - basic:	$ 0.33	$ 0.30	$ 0.63	$ 0.74
Income/(loss) per weighted average common share - diluted:	$ 0.33	$ 0.30	$ 0.63	$ 0.74

Common distributions declared per share	$0.3425	$0.3225	$ 1.37	$ 1.29

Weighted average number of common shares outstanding - basic	293,107	270,107	285,247	268,179
Weighted average number of common shares outstanding - diluted	294,073	270,755	286,015	269,483

(1)	See definitions and reconciliations at the end of this filing.
(2)	During the twelve months ended December 31, 2019, UDR earned a development success fee of approximately $3.8 million as a result of meeting specific return thresholds.
(3)

During the twelve months ended December 31, 2019, UDR recorded net unrealized gains on unconsolidated technology investments, net of tax, of approximately $3.3 million.  The estimated tax provision on the net unrealized gains for the twelve months ended December 31, 2019, was approximately $1.3 million.

(4)

In August 2019, UDR announced that it had entered into an agreement with MetLife to acquire the approximately 50% ownership interest not previously owned in 10 UDR/MetLife operating communities with 3,327 homes, one development community and four land parcels valued at $1.1 billion, or $564 million at UDR’s share, and to sell its approximately 50% ownership interest in five UDR/MetLife operating communities with 1,001 homes, valued at $646 million, or $323 million at UDR’s share, to MetLife.  The transaction closed during the fourth quarter of 2019.  UDR recognized gains of $114.9 million on the disposition of the five UDR/MetLife JV operating communities.

(5)

During the twelve months ended December 31, 2019, UDR earned a promoted interest of $8.5 million on the payment of a promissory note receivable from a multifamily technology company.  The estimated tax provision on the payment was approximately $2.0 million.

(6)	Due to the quarterly calculation of noncontrolling interests, the sum of the quarterly amounts will not equal the annual totals.

UDR, Inc.

Funds From Operations

(Unaudited) (1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share and unit amounts	2019	2018	2019	2018

Net income/(loss) attributable to common stockholders	$96,928	$81,168	$180,861	$199,238

Real estate depreciation and amortization	143,464	106,469	501,257	429,006
Noncontrolling interests	7,278	7,476	14,614	18,436
Real estate depreciation and amortization on unconsolidated joint ventures	12,454	16,040	57,954	61,871
Cumulative effect of change in accounting principle	-	-	-	(2,100)
Net gain on the sale of unconsolidated depreciable property (2)	(114,897)	-	(125,407)	-
Net gain on the sale of depreciable real estate owned	-	(65,897)	-	(136,197)
Funds from operations ("FFO") attributable to common stockholders and unitholders, basic	$145,227	$145,256	$629,279	$570,254

Distributions to preferred stockholders - Series E (Convertible) (3)	1,031	971	4,104	3,868

FFO attributable to common stockholders and unitholders, diluted	$146,258	$146,227	$633,383	$574,122

FFO per weighted average common share and unit, basic	$0.46	$0.49	$2.04	$1.95
FFO per weighted average common share and unit, diluted	$0.46	$0.49	$2.03	$1.93

Weighted average number of common shares and OP/DownREIT Units outstanding - basic	315,004	294,661	308,020	292,727
Weighted average number of common shares, OP/DownREIT Units, and common stock
equivalents outstanding - diluted	318,981	298,321	311,799	297,042

Impact of adjustments to FFO:
Cost associated with debt extinguishment and other	$23,311	$2,994	$29,594	$3,476
Promoted interest on settlement of note receivable, net of tax (2)	-	-	(6,482)	-
Legal and other costs (4)	-	434	3,660	1,622
Net gain on the sale of non-depreciable real estate owned	-	-	(5,282)	-
Unrealized (gain)/loss on unconsolidated investments, net of tax (2)	73	-	(3,300)	-
Joint venture development success fee (2)	-	-	(3,750)	-
Severance costs and other restructuring expense	116	114	390	114
Casualty-related charges/(recoveries), net	1,463	(191)	636	2,364
Casualty-related charges/(recoveries) on unconsolidated joint ventures, net	50	-	(374)	-
	$25,013	$3,351	$15,092	$7,576

FFO as Adjusted attributable to common stockholders and unitholders, diluted	$171,271	$149,578	$648,475	$581,698

FFO as Adjusted per weighted average common share and unit, diluted	$0.54	$0.50	$2.08	$1.96

Recurring capital expenditures	(18,101)	(12,516)	(51,246)	(46,915)
AFFO attributable to common stockholders and unitholders, diluted	$153,170	$137,062	$597,229	$534,783

AFFO per weighted average common share and unit, diluted	$0.48	$0.46	$1.92	$1.80

(1)	See definitions and reconciliations at the end of this filing.
(2)	See footnotes 2, 3, 4 and 5 on page 5.
(3)

Series E preferred shares are dilutive for purposes of calculating FFO per share for the three and twelve months ended December 31, 2019 and December 31, 2018.  Consequently, distributions to Series E preferred stockholders are added to FFO and the weighted average number of shares are included in the denominator when calculating FFO per common share and unit, diluted.

(4)

During 1Q19, UDR adopted ASU No. 2016-02, Leases (codified as ASC 842), which changed how UDR recognizes costs incurred to obtain resident and retail leases.  Prior to adoption, UDR deferred and amortized over the lease term certain direct leasing costs.  Under the updated standard, only those direct costs that are incremental to the arrangement may be deferred and any direct costs to negotiate or arrange a lease that would have been incurred regardless of whether the lease was obtained (“non-incremental costs”) shall be expensed as incurred.  The standard also provided a practical expedient whereby an entity need not reassess direct costs for any pre-existing leases upon adoption.  As such, the adoption of the standard resulted in UDR expensing any new non-incremental costs as incurred and continuing to amortize the pre-existing non-incremental costs deferred upon adoption over the remaining lease terms.  The impact for the twelve months ended December 31, 2019 for the amortization expense related to the pre-existing non-incremental costs was $1.1 million, which is backed out for FFO as Adjusted in Legal and other.

UDR, Inc.

Consolidated Balance Sheets

(Unaudited) (1)

	December 31,	December 31,
In thousands, except share and per share amounts	2019	2018

ASSETS
Real estate owned:
Real estate held for investment	$ 12,532,324	$ 10,196,159
Less: accumulated depreciation	(4,131,330)	(3,654,160)
Real estate held for investment, net	8,400,994	6,541,999
Real estate under development
(net of accumulated depreciation of $23 and $0)	69,754	-
Total real estate owned, net of accumulated depreciation	8,470,748	6,541,999

Cash and cash equivalents	8,106	185,216
Restricted cash	25,185	23,675
Notes receivable, net	153,650	42,259
Investment in and advances to unconsolidated joint ventures, net	588,262	780,869
Operating lease right-of-use assets (2)	204,225	-
Other assets	186,296	137,710
Total assets	$ 9,636,472	$ 7,711,728

LIABILITIES AND EQUITY
Liabilities:
Secured debt	$ 1,149,441	$ 601,227
Unsecured debt	3,558,083	2,946,560
Operating lease liabilities (2)	198,558	-
Real estate taxes payable	29,445	20,608
Accrued interest payable	45,199	38,747
Security deposits and prepaid rent	48,353	35,060
Distributions payable	109,382	97,666
Accounts payable, accrued expenses, and other liabilities	90,032	76,343
Total liabilities	5,228,493	3,816,211

Redeemable noncontrolling interests in the OP and DownREIT Partnership	1,018,665	972,740

Equity:
Preferred stock, no par value; 50,000,000 shares authorized
2,780,994 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,780,994 shares at December 31, 2018)	46,200	46,200
14,691,274 shares of Series F outstanding (15,802,393 shares
at December 31, 2018)	1	1
Common stock, $0.01 par value; 350,000,000 shares authorized
294,588,305 shares issued and outstanding (275,545,900 shares at December 31, 2018)	2,946	2,755
Additional paid-in capital	5,781,975	4,920,732
Distributions in excess of net income	(2,462,132)	(2,063,996)
Accumulated other comprehensive income/(loss), net	(10,448)	(67)
Total stockholders' equity	3,358,542	2,905,625
Noncontrolling interests	30,772	17,152
Total equity	3,389,314	2,922,777
Total liabilities and equity	$ 9,636,472	$ 7,711,728

(1)	See definitions and reconciliations at the end of this filing.
(2)

During 1Q19, UDR adopted ASU No. 2016-02, Leases (codified as ASC 842).  The updated standard required lessees to recognize a lease liability and a right-of-use asset for all leases on their balance sheets (with certain exceptions provided by the standard).  The standard also provided a transition option that permitted entities to not recast the comparative periods presented when transitioning to the standard.  Given that UDR elected the transition option, there are no comparable balances as of December 31, 2018.

UDR, Inc.

Operating Information

(Unaudited) (1)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
Dollars in thousands	Homes	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Revenues
Same-Store Communities	38,177	$244,118	$244,860	$ 242,222	$ 239,004	$ 236,291
Stabilized, Non-Mature Communities	4,853	35,784	29,621	22,010	16,114	10,032
Acquired Communities	3,327	8,345	-	-	-	-
Redevelopment Communities	653	7,703	6,979	7,487	7,883	8,081
Development Communities	-	-	-	-	-	-
Non-Residential / Other (2)	-	6,795	7,548	6,120	4,259	6,626
Total	47,010	$302,745	$289,008	$ 277,839	$ 267,260	$ 261,030

Expenses
Same-Store Communities		$68,105	$70,698	$ 67,266	$ 68,071	$ 67,239
Stabilized, Non-Mature Communities		10,240	8,890	6,357	4,658	3,186
Acquired Communities		2,515	-	-	-	-
Redevelopment Communities		3,085	3,170	2,575	2,651	2,570
Development Communities		6	2	-	-	-
Non-Residential / Other (2)		3,558	2,599	2,530	2,859	2,930
Total (3)		$87,509	$85,359	$ 78,728	$ 78,239	$ 75,925

Net Operating Income
Same-Store Communities		$176,013	$174,162	$ 174,956	$ 170,933	$ 169,052
Stabilized, Non-Mature Communities		25,544	20,731	15,653	11,456	6,846
Acquired Communities		5,830	-	-	-	-
Redevelopment Communities		4,618	3,809	4,912	5,232	5,511
Development Communities		(6)	(2)	-	-	-
Non-Residential / Other (2)		3,237	4,949	3,590	1,400	3,696
Total		$215,236	$203,649	$ 199,111	$ 189,021	$ 185,105

Operating Margin
Same-Store Communities		72.1%	71.1%	72.2%	71.5%	71.5%

Weighted Average Physical Occupancy
Same-Store Communities		96.9%	96.9%	96.9%	96.8%	96.8%
Stabilized, Non-Mature Communities		96.0%	94.2%	91.1%	89.8%	82.7%
Acquired Communities		95.5%	-	-	-	-
Redevelopment Communities		93.2%	89.9%	93.1%	96.6%	97.4%
Development Communities		-	-	-	-	-
Other (4)		-	-	-	-	-
Total		96.6%	96.5%	96.4%	96.5%	96.4%

Sold and Held for Disposition Communities
Revenues	-	$-	$-	$ 624	$ 662	$ 3,702
Expenses (3)		-	-	-	-	1,395
Net Operating Income/(Loss)		$-	$-	$ 624	$ 662	$ 2,307

Total	47,010	$215,236	$203,649	$ 199,735	$ 189,683	$ 187,412

(1)	See definitions and reconciliations at the end of this filing.
(2)	Primarily non-residential revenue and expense and straight-line adjustment for concessions.
(3)

The summation of Total expenses and Sold and Held for Disposition Communities expenses above agrees to the summation of property operating and maintenance and real estate taxes and insurance expenses on the Consolidated Statement of Operations above.

(4)	Includes occupancy of Sold and Held for Disposition Communities.

UDR, Inc.

Definitions and Reconciliations

(Unaudited)

Acquired Communities:  The Company defines Acquired Communities as those communities acquired by the Company, other than development and redevelopment activity, that did not achieve stabilization as of the most recent quarter.

Adjusted Funds from Operations ("AFFO") attributable to common stockholders and unitholders:  The Company defines AFFO as FFO as Adjusted attributable to common stockholders and unitholders less recurring capital expenditures on consolidated communities that are necessary to help preserve the value of and maintain functionality at our communities.

Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company's operational performance than FFO or FFO as Adjusted.  AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of our operating performance.  The Company believes that net income/(loss) attributable to common stockholders is the most directly comparable GAAP financial measure to AFFO.  Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess our performance in comparison to other REITs.  However, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not always be comparable to AFFO calculated by other REITs.  AFFO should not be considered as an alternative to net income/(loss) (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.  A reconciliation from net income/(loss) attributable to common stockholders to AFFO is provided above.

Controllable Expenses:  The Company refers to property operating and maintenance expenses as Controllable Expenses.

Controllable Operating Margin:  The Company defines Controllable Operating Margin as (i) rental income less Controllable Expenses (ii) divided by rental income. Management considers Controllable Operating Margin a useful metric as it provides investors with an indicator of the Company’s ability to limit the growth of expenses that are within the control of the Company.

Development Communities:  The Company defines Development Communities as those communities recently developed or under development by the Company, that are currently majority owned by the Company and have not achieved stabilization as of the most recent quarter.

Estimated Quarter of Completion:  The Company defines Estimated Quarter of Completion of a development or redevelopment project as the date on which construction is expected to be completed, but it does not represent the date of stabilization.

Funds from Operations as Adjusted ("FFO as Adjusted") attributable to common stockholders and unitholders:  The Company defines FFO as Adjusted attributable to common stockholders and unitholders as FFO excluding the impact of other non-comparable items including, but not limited to, acquisition-related costs, prepayment costs/benefits associated with early debt retirement, impairment write-downs or gains and losses on sales of real estate or other assets incidental to the main business of the Company and income taxes directly associated with those gains and losses, casualty-related expenses and recoveries, severance costs and legal and other costs.

Management believes that FFO as Adjusted is useful supplemental information regarding our operating performance as it provides a consistent comparison of our operating performance across time periods and allows investors to more easily compare our operating results with other REITs. FFO as Adjusted is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of our operating performance.  The Company believes that net income/(loss) attributable to common stockholders is the most directly comparable GAAP financial measure to FFO as Adjusted.  However, other REITs may use different methodologies for calculating FFO as Adjusted or similar FFO measures and, accordingly, our FFO as Adjusted may not always be comparable to FFO as Adjusted or similar FFO measures calculated by other REITs.  FFO as Adjusted should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity.  A reconciliation from net income attributable to common stockholders to FFO as Adjusted is provided above.

Funds from Operations ("FFO") attributable to common stockholders and unitholders:  The Company defines FFO attributable to common stockholders and unitholders as net income/(loss) attributable to common stockholders (computed in accordance with GAAP), excluding impairment write-downs of depreciable real estate related to the main business of the Company or of investments in non-consolidated investees that are directly attributable to decreases in the fair value of depreciable real estate held by the investee, gains and losses from sales of depreciable real estate related to the main business of the Company and income taxes directly associated with those gains and losses, plus real estate depreciation and amortization, and after adjustments for noncontrolling interests, and the Company’s share of unconsolidated partnerships and joint ventures.  This definition conforms with the National Association of Real Estate Investment Trust's definition issued in April 2002 and restated in November 2018.  In the computation of diluted FFO, if OP Units, DownREIT Units, unvested restricted stock, unvested LTIP Units, stock options, and the shares of Series E Cumulative Convertible Preferred Stock are dilutive, they are included in the diluted share count.

Management considers FFO a useful metric for investors as the Company uses FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company's activities in accordance with GAAP.  FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of funds available to fund our cash needs.  A reconciliation from net income/(loss) attributable to common stockholders to FFO is provided above.

Held For Disposition Communities: The Company defines Held for Disposition Communities as those communities that were held for sale as of the end of the most recent quarter.

Net Operating Income (“NOI”):  The Company defines NOI as rental income less direct property rental expenses. Rental income represents gross market rent and other revenues less adjustments for concessions, vacancy loss and bad debt.  Rental expenses include real estate taxes, insurance, personnel, utilities, repairs and maintenance, administrative and marketing. Excluded from NOI is property management expense which is calculated as 2.875% of property revenue to cover the regional supervision and accounting costs related to consolidated property operations, and land rent.

Management considers NOI a useful metric for investors as it is a more meaningful representation of a community’s continuing operating performance than net income as it is prior to corporate-level expense allocations, general and administrative costs, capital structure and depreciation and amortization and is a widely used input, along with capitalization rates, in the determination of real estate valuations.  A reconciliation from net income attributable to UDR, Inc. to NOI is provided below.

In thousands	4Q 2019	3Q 2019	2Q 2019	1Q 2019	4Q 2018
Net income/(loss) attributable to UDR, Inc.	$ 97,959	$ 27,204	$35,619	$24,503	$ 82,139
Property management	8,703	8,309	8,006	7,703	7,280
Other operating expenses	2,800	2,751	2,735	5,646	3,952
Real estate depreciation and amortization	143,464	127,391	117,934	112,468	106,469
Interest expense	60,435	42,523	34,417	33,542	38,226
Casualty-related charges/(recoveries), net	1,316	(1,088)	246	-	(243)
General and administrative	14,531	12,197	12,338	12,467	10,955
Tax provision/(benefit), net	2	1,499	125	2,212	70
(Income)/loss from unconsolidated entities	(118,486)	(12,713)	(6,625)	(49)	(36)
Interest income and other (income)/expense, net	(2,406)	(1,875)	(1,310)	(9,813)	(1,660)
Joint venture management and other fees	(2,073)	(6,386)	(2,845)	(2,751)	(2,935)
Other depreciation and amortization	1,713	1,619	1,678	1,656	1,616
(Gain)/loss on sale of real estate owned	-	-	(5,282)	-	(65,897)
Net income/(loss) attributable to noncontrolling interests	7,278	2,218	2,699	2,099	7,476
Total consolidated NOI	$ 215,236	$ 203,649	$199,735	$189,683	$ 187,412

Non-Mature Communities:  The Company defines Non-Mature Communities as those communities that have not met the criteria to be included in same-store communities.

Non-Residential / Other:  The Company defines Non-Residential / Other as non-apartment components of mixed-use properties, land held, properties being prepared for redevelopment and properties where a material change in home count has occurred.

Physical Occupancy:  The Company defines Physical Occupancy as the number of occupied homes divided by the total homes available at a community.

QTD Same-Store Communities:  The Company defines QTD Same-Store Communities as those communities Stabilized for five full consecutive quarters.  These communities were owned and had stabilized operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and not held for disposition.

Redevelopment Communities: The Company generally defines Redevelopment Communities as those communities where substantial redevelopment is in progress that is expected to have a material impact on the community's operations, including occupancy levels and future rental rates.

Sold Communities:  The Company defines Sold Communities as those communities that were disposed of prior to the end of the most recent quarter.

Stabilization/Stabilized: The Company defines Stabilization/Stabilized as when a community’s occupancy reaches 90% or above for at least three consecutive months.

Stabilized, Non-Mature Communities:  The Company defines Stabilized, Non-Mature Communities as those communities that have reached Stabilization but are not yet in the same-store portfolio.

Total Revenue per Occupied Home:  The Company defines Total Revenue per Occupied Home as rental and other revenues, calculated in accordance with GAAP, divided by the product of occupancy and the number of apartment homes.

YTD Same-Store Communities:  The Company defines YTD Same-Store Communities as those communities Stabilized for two full consecutive calendar years.  These communities were owned and had stabilized operating expenses as of the beginning of the prior year, were not in process of any substantial redevelopment activities, and not held for disposition.